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                                                                    EXHIBIT 12.2

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)

                                                                             YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------------------------------------------
                                                         1996*            1995             1994            1993              1992
                                                      ----------       ----------       ----------       ----------       ----------

Income before taxes                                   $  558,999       $  102,677       $   44,385       $  407,576       $  339,115
                                                      ----------       ----------       ----------       ----------       ----------

Fixed charges:

   Interest                                            1,971,788        1,969,811        1,428,653        1,130,712          879,242

   Interest factor in rents                               54,537           59,491           51,102           50,133           45,962
                                                      ----------       ----------       ----------       ----------       ----------

   Total fixed charges                                 2,026,325        2,029,302        1,479,755        1,180,845          925,204
                                                      ----------       ----------       ----------       ----------       ----------

Income before taxes and
   fixed charges                                      $2,585,324       $2,131,979       $1,524,140       $1,588,421       $1,264,319
                                                      ==========       ==========       ==========       ==========       ==========

Ratio of earnings to fixed charges                           1.3              1.1              1.0              1.3              1.4
                                                      ==========       ==========       ==========       ==========       ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


* Income before taxes includes minority interest in wholly owned subsidiary trust.